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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ONE)*


                        IL FORNAIO (AMERICA) CORPORATION
                                (Name of Issuer)




                                  COMMON STOCK
                         (Title of Class of Securities)




                                   451926-10-9
                                 (CUSIP Number)





                                DECEMBER 31, 1999
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]      Rule 13d-1(b)

        [ ]      Rule 13d-1(c)

        [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                       1.

---------------------                                          -----------------
CUSIP NO. 451926-10-9                  13G                     PAGE 2 OF 9 PAGES
---------------------                                          -----------------



--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
 1         S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
                 Laurence B. Mindel
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES                      35,216(1)
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY                    683,994(2)
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING                    35,216(1)
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH                      683,994(2)
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 719,210
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 12.55%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

(1) Includes 35,216 issuable upon the exercise of stock options that are exercisable within 60 days of December 31, 1999.
(2) Includes 5,750 shares held by Laurence B. Mindel, Trustee of the Trust created for the Benefit of Laurence B. Mindel and his Family, 7,195 shares held by Laurence B. Mindel, Trustee of the Mindel Family Trust and 671,049 shares held by Laurence B. Mindel, Trustee of the Mindel Living Trust.



                                       2.

---------------------                                          -----------------
CUSIP NO. 451926-10-9                  13G                     PAGE 3 OF 9 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
                 Laurence B. Mindel, Trustee of the Trust created for the Benefit of Laurence B. Mindel and his Family
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

                 Ohio
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES                     0
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY                    5,750
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING                   0
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH                      5,750
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,750
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 .10%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

                 OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                                       3.

---------------------                                          -----------------
CUSIP NO. 451926-10-9                  13G                     PAGE 4 OF 9 PAGES
---------------------                                          -----------------


--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
                 Laurence B. Mindel, Trustee of The Mindel Family Trust
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------

 4         CITIZENSHIP OR PLACE OF ORGANIZATION

                 California
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES                     0
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY                    7,195
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING                   0
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH                      7,195
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,195
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 .13%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

                 OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                                       4.

---------------------                                          -----------------
CUSIP NO. 451926-10-9                  13G                     PAGE 5 OF 9 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
                 Laurence B. Mindel, Trustee of The Mindel Living Trust
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3         SEC USE ONLY
--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

                 California
--------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES                        0
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY                        683,994
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING                   0
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH                      683,994
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           683,994
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 11.9%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

                 OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                                       5.

---------------------                                          -----------------
CUSIP NO. 451926-10-9                  13G                     PAGE 6 OF 9 PAGES
---------------------                                          -----------------

ITEM 1.
           (a)    Name of Issuer:  Il Fornaio (America) Corporation
           (b)    Address of Issuer's Principal Executive Offices:
                  770 Tamalpais  Drive,
                  #300, Corte Madera, CA 94925

ITEM 2.
           (a)    Name of Person Filing:

                  Laurence B. Mindel
                  Laurence B. Mindel, Trustee of the Trust created for the Benefit of Laurence B. Mindel and his Family
                  ("Benefit Trust")
                  Laurence B. Mindel, Trustee of The Mindel Family Trust ("Family Trust")
                  Laurence B. Mindel, Trustee of The Mindel Living Trust ("Living Trust")

           (b)     Address of Principal Business Office or, if none, Residence:
                   86 San Carlos Avenue, Sausalito, CA 94965

           (c)    Citizenship:

                  Laurence B. Mindel-       U.S.A
                  Benefit Trust-            Ohio
                  Family Trust-             California
                  Living Trust-             California


           (d)    Title of Class of Securities: Common

           (e)    CUSIP Number: 451926-10-9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or Dealer registered under Section 15 of the Act

           (b) [ ] Bank as defined in section 3(a)(6) of the Act

           (c) [ ] Insurance Company as defined in section 3(a)19) of the Act

           (d) [ ] Investment Company registered under section 8 of the Investment Company Act

           (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

           (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

           (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

           Not Applicable



                                       6.

---------------------                                          -----------------
CUSIP NO. 451926-10-9                  13G                     PAGE 7 OF 9 PAGES
---------------------                                          -----------------


ITEM 4.    OWNERSHIP

        If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

           (a)    Amount Beneficially Owned:

                  Laurence B. Mindel:   35,216*
                  Benefit Trust:         5,750
                  Family Trust:          7,195
                  Living Trust:        671,049

           (b)    Percent of Class:

                  Laurence B. Mindel:    12.55%
                  Benefit Trust:           .10%
                  Family Trust:            .13%
                  Living Trust:           11.9%

           (c)    Number of shares as to which such person has:
                  (i)   sole power to vote or to direct to vote:

                        Laurence B. Mindel:  35,216*
                        Benefit Trust:            0
                        Family Trust:             0
                        Living Trust:             0

                  (ii)  shared power to vote or to direct to vote:

                        Laurence B. Mindel:   683,994**
                        Benefit Trust:          5,750
                        Family Trust:           7,195
                        Living Trust:         671,049

                  (iii) sole power to dispose or to direct the disposition of:

                        Laurence B. Mindel:  35,216*
                        Benefit Trust:            0
                        Family Trust:             0
                        Living Trust:             0

* Includes 35,216 shares issuable upon the exercise of stock options that are excisable within 60 days of December 31, 1999.

** Includes 5,750 shares held by Laurence B. Mindel, Trustee of the Trust created for the benefit of Laurence B. Mindel and his family, 7,195 shares held by Laurence B. Mindel, Trustee of the Mindel Family Trust and 671,049 shares held by Laurence B. Mindel, Trustee of the Mindel Living Trust.



                                       7.

---------------------                                          -----------------
CUSIP NO. 451926-10-9                  13G                     PAGE 8 OF 9 PAGES
---------------------                                          -----------------


                  (iv)  shared power to dispose or to direct the disposition of:

                        Laurence B. Mindel:     683,994**
                        Benefit Trust:            5,750
                        Family Trust:             7,195
                        Living Trust:           671,049


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.


ITEM 9. NOTICE OF DISSOLUTION OF A GROUP

        Not applicable.


ITEM 10. CERTIFICATION

        Not applicable.


** Includes 5,750 shares held by Laurence B. Mindel, Trustee of the Trust created for the benefit of Laurence B. Mindel and his family, 7,195 shares held by Laurence B. Mindel, Trustee of the Mindel Family Trust and 671,049 shares held by Laurence B. Mindel, Trustee of the Mindel Living Trust.




                                       8.

---------------------                                          -----------------
CUSIP NO. 451926-10-9                  13G                     PAGE 9 OF 9 PAGES
---------------------                                          -----------------

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 14, 2000

                                            ------------------------------------
                                            Date


                                            /s/ Laurence B. Mindel
                                            ------------------------------------
                                            Laurence B. Mindel

                                            THE TRUST CREATED FOR THE BENEFIT OF
                                            LAURENCE B. MINDEL AND HIS FAMILY


                                            /s/ Laurence B. Mindel
                                            ------------------------------------
                                            Laurence B. Mindel, Trustee



                                            THE MINDEL FAMILY TRUST


                                            /s/ Laurence B. Mindel
                                            ------------------------------------
                                            Laurence B. Mindel, Trustee



                                            THE MINDEL LIVING TRUST



                                            /s/ Laurence B. Mindel
                                            ------------------------------------
                                            Laurence B. Mindel, Trustee



                                       9.